Exhibit (c)(2)

HIGHLY CONFIDENTIAL

Project Orb

Discussion Materials

February 14, 2005

Three-Year Price / Volume Graph

February 11, 2002 – February 11, 2005

DISCUSSION MATERIALS / February 14, 2005	2

One-Year Price / Volume Graph

February 10, 2004 – February 11, 2005

Price Analysis

Closing Prices		Average Prices
Last (2/11/05)	$15.06	Two Weeks	$15.15
52-Week High (6/25/04)	$20.75	Four Weeks	$15.09
52-Week Low (3/11/04)	$14.31	Six Weeks	$15.65
52-Week Mean	$17.75	Twelve Weeks	$17.17

DISCUSSION MATERIALS / February 14, 2005	3

One-Year Trading History

February 10, 2004 – February 11, 2005

% of Volume Traded

Total Shares O/S 20,347,740 Total Shares Traded 38,396,220 Average Daily Volume 150,573

DISCUSSION MATERIALS / February 14, 2005	4

Multiple and Premium Matrix

DISCUSSION MATERIALS / February 14, 2005	5

Publicly Traded Comparable Companies

DISCUSSION MATERIALS / February 14, 2005	6

Precedent Merger and Acquisition Transactions

DISCUSSION MATERIALS / February 14, 2005	7

Premiums Paid Analysis Summary

•	Search parameters include:

•	Public transactions announced from January 1, 2003 to present

•	Total enterprise value at announcement of $300 - $800 million

•	All-cash consideration

Premiums Paid Summary

	Premiums Paid
	1 Day Prior	1 Week Prior	4 Weeks Prior
75th Percentile	32.8%	33.7%	45.0%
Median	19.3%	22.5%	26.1%
25th Percentile	11.6%	13.5%	16.9%

Mean	23.3%	25.7%	31.9%

DISCUSSION MATERIALS / February 14, 2005	8